Exhibit 99.1

Titan Pharmaceuticals Provides Shareholder Update

●	Signs Non-Binding Letter of Intent for Transformational Transaction
●	Continues to Make Substantial Progress on Strategic Transactions Including Sale of Existing Assets

San Francisco, Calif., December 15, 2022  -- Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) is pleased to report that it has entered a non-binding letter of intent to complete a reverse merger with a leading developer in Advanced Air Mobility (AAM) (the “Proposed Reverse Merger”).

Titan Chief Executive Officer, David E. Lazar commented, “We believe that the Advanced Air Mobility sector offers a potential tremendous growth opportunity for our shareholders. I am encouraged by our recent advancements as we have made substantial progress on numerous strategic transactions. We will continue to update our shareholders in the coming months regarding this potential transaction in the AAM sector as both parties continue their due diligence.”

Additionally, Titan has taken important steps to preserve capital, including recent reductions of staff and overhead, while it continues to have meaningful conversations with potential strategic partners to monetize its significant scientific assets.

Completion of the Proposed Reverse Merger is subject to the negotiation of a definitive merger agreement and related documentation, approval of the Proposed Reverse Merger by our Board of Directors and shareholders, approval of the continued listing by Nasdaq of Titan common stock on the Nasdaq Capital Market on a post-Reverse Merger basis (which requires raising additional financing in connection with the closing of the Proposed Reverse Merger), the completion of due diligence to the satisfaction of both parties, financing and satisfaction of other conditions that are to be negotiated as part of the merger agreement. Accordingly, there can be no assurance that a merger agreement will be entered into or that the Proposed Reverse Merger will be consummated. Further, readers are cautioned that the non-binding letter of intent is non-binding and provides no guarantee that a transaction will be completed. Accordingly, there can be no assurance that Titan’s efforts to consummate the transactions contemplated by the non-binding letter of intent will be successful.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. In December 2021, Titan commenced a process to explore and evaluate strategic alternatives to enhance shareholder value.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our ability to raise capital, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law. A complete discussion of the risks and uncertainties that may affect Titan’s business, including the business of any of its subsidiaries, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Media & Investor Contacts:

Kate Beebe DeVarney, Ph.D. President and Chief Operating Officer (650) 989-2268